Exhibit 10.5

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

Reference is made to that certain employment agreement dated as of October 8, 2004 between Ann Daly and DreamWorks Animation SKG, Inc. (the “Agreement”). Except as provided to the contrary, all capitalized terms herein shall have the same meaning as under the Agreement.

For good and valuable consideration, the receipt and the sufficiency of which is hereby acknowledged, the parties agree to further amend the Agreement as follows:

1. Paragraph 2.b. of the Agreement shall be deemed deleted and the following paragraph shall be deemed inserted in its place:

“2.b. During the Employment Term, you shall render your exclusive full time business services to Studio and/or its divisions, subsidiaries or affiliates in accordance with the reasonable directions and instructions of the President of Studio, all as hereinafter set forth.”

2. Paragraph 2.c. of the Agreement shall be deemed deleted and the following paragraph shall be deemed inserted in its place:

“2.c. Employer hereby employs and retains Employee to render Employee’s exclusive full time business services to Employer and/or its divisions, subsidiaries or affiliates in accordance with the reasonable directions and instructions of the President of Employer, all as hereinafter set forth. Employee shall report to the President of Employer (currently Lew Coleman [“Coleman”]); provided that if Coleman is not actively involved in the business of Employer or otherwise incapable of involvement in the day-to-day business of Employer, including by reason of death or disability, then Employee shall report to the CEO of Studio. In addition, if any senior executive of Employer other than the President reports to the CEO of Studio, then you shall be entitled to report to the CEO of Studio.”

3. Paragraph 4.b.(vi) of the Agreement shall be deemed deleted and the following paragraph shall be deemed inserted in its place:

“(vi) All Options and Restricted Stock (and any other equity-based awards) referred to in this Paragraph 4.b will (x) be valued using a method or methods (including where appropriate a Black-Scholes or other fair value method) as determined by the Compensation Committee from time to time (and, in the case of the Initial Grants, taking into account the IPO price to the public without regard to the underwriters’ discount), (y) become fully vested, exercisable (if applicable) and nonforfeitable within a period not to exceed five (5) years from the date of the Initial Grant or four (4) years from the date of any other grant in a manner determined by the Compensation Committee, and will be contingent on both the continuing performance of services to Studio (subject to Paragraphs 9, 10, 11, 12 and 13) and the achievement of performance goals as established by the Compensation Committee from time to time (it being understood that the performance goals and performance periods will be no more burdensome than the performance goals and the performance periods for applicable compensation awards made approximately contemporaneously to the CEO, President, CFO and the General Counsel of Studio), and (z) otherwise be subject to such terms and conditions as may be set forth in the Plan or determined by the Compensation Committee from time to time. Notwithstanding the foregoing, any performance based Initial Grants may, in the discretion of the Compensation Committee, have a vesting schedule that ends in the first quarter of 2010. Upon the expiration of the Employment Term (i.e., five (5) years after the Effective Date) but only if your employment hereunder has not been terminated earlier, (x) you will be entitled to all equity based compensation vested as of such date, and (y) provided Studio does not continue to employ you and solely with respect to any grant of equity based compensation previously awarded to you that is subject to cliff vesting (i.e., is not eligible for vesting prior to the end of the applicable four- or five-year period), you will have the opportunity, on the previously established vesting date for such grant and provided that all the terms and conditions of such grant (including any performance-based criteria) have been satisfied, to vest in the portion of such grant that would have been eligible for vesting prior to the expiration of the Employment Term if such grant had been eligible for 25% vesting in the case of a four year grant or 20% vesting in the case of a five year grant on each of the anniversaries of such grant.

4. Clause (ii) of Paragraph 11 shall be deemed deleted and the following shall be deemed inserted as the new Clause (ii) of Paragraph 11 in the Agreement:

“(ii) failure to obey reasonable and material orders given by the President of Studio, the CEO of the Studio or by the board of directors of Studio;”

5. Clause (iii) of Paragraph 13. shall be deemed deleted and the following shall be deemed inserted as the new Clause (iii) of Paragraph 13. in the Agreement:

“(iii) any time that Studio shall direct or require that you report to any person other than the President (except as provided in Paragraph 2.c. hereof);”

Except as expressly modified herein, the Agreement is not modified or amended in any respect and, as modified herein, the Agreement is hereby ratified and confirmed in all respects.

Effective as of December 5, 2005

ACCEPTED AND AGREED TO:

DREAMWORKS ANIMATION SKG, INC.

/s/ ANN DALY	By:	/s/ JEFFREY KATZENBERG
ANN DALY
	Its:	Chief Executive Officer